Exhibit 99.6
EXECUTION COPY
THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION.
THIS SECURITY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (OID). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), THOMAS CONSIDINE, A REPRESENTATIVE OF THE ISSUER HEREOF WILL, BEGINNING TEN DAYS AFTER THE ISSUE DATE OF THIS SECURITY, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). THOMAS CONSIDINE MAY BE REACHED AT TELEPHONE NUMBER (201) 476-5404.
BUTLER INTERNATIONAL, INC.
UNSECURED NOTE DUE 2006
$2,500,000	June 30, 2006
     FOR VALUE RECEIVED, BUTLER INTERNATIONAL, INC., a Maryland corporation, (the “Parent”), BUTLER SERVICE GROUP, INC., a New Jersey corporation (“BSG”), BUTLER SERVICES INTERNATIONAL, INC., a Delaware corporation (“BSI”), BUTLER TELECOM, INC., a Delaware corporation (“Butler Telecom”), BUTLER SERVICES, INC., a Delaware corporation (“Butler Services”), BUTLER UTILITY SERVICE, INC., a Delaware corporation (“Butler Utility”), BUTLER PUBLISHING, INC., a Delaware corporation (“Butler Publishing” and together with Parent, BSG, BSI, Butler Telecom, Butler Services, and Butler Utility, are referred to hereinafter each individually as “Company”, and individually and collectively, jointly and severally, as the “Companies”), each hereby promises to pay to LEVINE LEICHTMAN CAPITAL PARTNERS III, L.P., a California limited partnership (the “Purchaser”), or any registered assigns (including the Purchaser, the “Holder”), the sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) in immediately available funds and in lawful money of the United States of America, together with accrued interest on the principal balance outstanding from time to time, all as provided herein.
     This Unsecured Note Due 2006 (this “Note”) is being issued, jointly and severally, by the Companies in connection with the consummation of the transactions contemplated by that certain Securities Purchase Agreement dated as of June 30, 2006 (as amended from time to time, the “Securities Purchase Agreement”), by and among the Companies, the Guarantors and the Purchaser. Unless otherwise indicated, all capitalized terms used and not otherwise defined in this Note have the respective meanings ascribed to them in the Securities Purchase Agreement. In addition, the rules of construction and interpretation specified in Sections 1.2 through 1.6 of the Securities Purchase Agreement shall likewise govern the construction and interpretation of this Note.
     1. Payment of Interest; Default Interest.
          (a) So long as no Event of Default shall have occurred and be continuing, the Companies shall pay interest on the unpaid principal balance of, premium, if any, and accrued and unpaid interest on this Note from the date hereof until fully paid at a rate per annum equal to the Base Interest Rate. Interest shall be payable in cash.
          (b) For purposes of this Note “Base Interest Rate” shall mean a rate equal to fifteen percent (15%) per annum.
          (c) If an Event of Default shall have occurred and be continuing, then, in addition to the rights, powers and remedies available to the Holder under the Securities Purchase Agreement, this Note, the other Investment Documents and Applicable Laws, the Companies shall pay interest on the unpaid principal balance of, premium, if any, and accrued and unpaid interest on, and other amounts owing under, this Note at a rate per annum (as such rate may increase pursuant to the terms hereof, the “Default Interest Rate”) equal to the Base Interest Rate plus two percent (2.0%) for the first thirty (30) days immediately following the occurrence of such Event of Default and, thereafter, the rate of interest shall increase by one percent (1.0%) over the interest rate applicable to the thirty (30) days immediately prior thereto for each additional thirty (30) days (or portion thereof) such Event of Default continues and remains uncured or unwaived; provided, however, that the Default Interest Rate shall not exceed twenty percent (20%). The Default Interest Rate shall begin to accrue on the date on which such Event of Default shall be deemed to have occurred (determined in accordance with the last paragraph of Section 11.1 of the Securities Purchase Agreement) and shall continue until such Event of Default shall have been cured or waived.
          (d) Interest on this Note shall be payable monthly in arrears on the last Business Day of each calendar month (or portion thereof), commencing on July 31, 2006. Interest shall be computed on the basis of the actual number of days elapsed over a 360-day year, including the first and the last day.
     2. Payment of Principal; Maturity Date. The Companies agree to pay in full the entire outstanding principal balance of this Note, together with accrued and unpaid interest on and all other unpaid amounts owing under this Note on August 14, 2006 (the “Maturity Date”).
     3. Change in Control.
          (a) If a Change in Control shall occur the Holder may, at its sole election, require the Companies to prepay the principal balance of the Unsecured Notes on a pro rata basis to all Holders in cash, in whole or in part, in an amount equal to the sum of (A) the result of (1) 102% times (2) the principal balance so required to be prepaid plus (B) all accrued and unpaid interest on, and other amounts owing under, this Note through the date of prepayment.

          (b) The Companies shall notify the Holder in writing, if reasonably possible, of any proposed or expected Change in Control (a “Change in Control Notice”) at least ten (10) Business Days prior to the date that such Change in Control is scheduled to occur and shall inform the Holder in such notification of the Holder’s right to require the Companies to prepay this Note as provided in this Section 3. If the Holder wishes to exercise its right to require the Companies to prepay the principal balance of this Note pursuant to this Section 3 it shall furnish a written notice to the Parent within five (5) Business Days after receipt of the Change in Control Notice advising the Companies of its election to require the Companies to prepare this Note and set forth the outstanding principal balance, premium, accrued and unpaid interest and all other amounts to be prepaid.
          (c) If the Holder elects to require the Companies to prepay this Note upon a Change in Control pursuant to this Section 3 the Companies shall prepay this Note on the date that the Change in Control occurs.
     4. Holder Entitled to Certain Benefits. This Note is an “Unsecured Note” referred to in, and the Holder is entitled to the rights and benefits under, the Securities Purchase Agreement, including the right to accelerate the outstanding principal balance of, premium, if any, accrued and unpaid interest on, and all other amounts owing under this Note upon the occurrence of an Event of Default. In addition, the payment and performance of this Note is secured by the Collateral referred to in the Collateral Documents and is guarantied by the Guarantors, respectively.
     5. Manner of Payment. Payments of principal, interest and other amounts due under this Note shall be made no later than 12:00 p.m. (Los Angeles time) on the date when due and in lawful money of the United States of America and (by wire transfer in funds immediately available at the place of payment) to the Holder at: Bank of America, Century City, West Side Private Banking, 2049 Century Park East, Los Angeles, California 90067; ABA No. 026009593; Account No. 11546-02404; Attention: Cheryl Stewart (or such other place of payment as the Holder may designate in writing). All such payments shall be made without any deduction whatsoever, including any deduction for set-off, recoupment, counterclaim or Taxes. Any payments received after 12:00 p.m. (Los Angeles time) shall be deemed to have been received on the next succeeding Business Day. Any payments due hereunder which are due on a day which is not a Business Day shall be payable on the immediately preceding Business Day, together with all accrued and unpaid interest through the actual due date of payment.
     6. Maximum Lawful Rate of Interest. The rate of interest payable under this Note shall in no event exceed the maximum rate permissible under Applicable Law. If the rate of interest payable on this Note is ever reduced as a result of this Section 6 and at any time thereafter the maximum rate permitted under Applicable Law exceeds the rate of interest provided for in this Note, then the rate provided for in this Note shall be increased to the maximum rate provided for under Applicable Law for such period as is required so that the total amount of interest received by the Holder is that which would have been received by the Holder but for the operation of the first sentence of this Section 6.

     7. Waivers. The Companies hereby waive presentment for payment, demand, protest, notice of protest and notice of dishonor, and all other notices of any kind whatsoever to which it may be entitled under Applicable Law or otherwise, except for notices to which the Parent is expressly entitled under this Note.
     8. Registration of Note; Persons Deemed Owners. The Parent shall maintain at the principal executive office of the Parent a register in which they shall register this Note, any assignments of this Note or any other notes issued hereunder and any other notes issued upon surrender hereof and thereof. At the option of the Holder, this Note may be exchanged for one or more new notes of like tenor in the principal denominations requested by the Holder, and the Companies shall, within five (5) Business Days after the surrender of this Note at the Parent’s principal executive offices, deliver to the Holder such new note or notes. In addition, each assignment of this Note, in whole or in part, shall be registered on the register immediately following the surrender of this Note at the Parent’s principal executive offices. Prior to due presentment for registration of any assignment of this Note, the Companies may treat the Person in whose name this Note is registered as the owner and the Holder hereof for all purposes whatsoever, and the Companies shall not be affected by notice to the contrary.
     9. Assignment and Transfer. The Holder may, at any time and from time to time and without the consent of the Companies, sell, assign or transfer to one or more Persons this Note or any portion hereof subject to and as provided in Section 13.5 of the Securities Purchase Agreement. Upon surrender of this Note at the Parent’s principal executive office for registration of any such assignment or transfer, accompanied by a duly executed instrument of transfer, the Companies shall, at their expense and within five (5) Business Days of such surrender, execute and deliver one or more new notes of like tenor in the requested principal denominations and in the name of the assignee or assignees and bearing the legend set forth on the face of this Note, and this Note shall promptly be canceled. If the entire outstanding principal balance of this Note is not being assigned, the Companies shall issue to the Holder, within five (5) Business Days of the date of surrender hereof, a new note which evidences the portion of such outstanding principal balance not being assigned. If this Note is divided into one or more notes and is held at any time by more than one Holder, any payments of principal of, premium, if any, and interest or other amounts on this Note which are not sufficient to pay all interest or other amounts due thereunder, shall be made pro rata with respect to all such Notes in accordance with the outstanding principal amounts thereof, respectively. The Parent will keep at its principal office a register in which it will register, and will register the transfer of, the Note both as to the principal amount and stated interest. Principal and interest payable with respect to this Note shall be paid only to the Person in whose name the Note is registered at the close of business on the regular record date for such payment.
     10. Participations. The Holder may, without notice to or the consent of the Companies, grant or sell, to one or more Participants, Participations in all or any part of its right, title and interest in and to this Note. If the Holder grants or sells a Participation, (i) the Holder will make and receive all payments for the account of the Participants; (ii) the Holder will continue to be the sole holder of this Note; (iii) the Companies shall continue to deal solely and directly with the Holder in connection with the Holder’s rights under this Note;

and (iv) the agreement under which the Participation is granted or sold shall not restrict the Holder’s ability to agree to any amendments of the Investment Documents, or to exercise or refrain from exercising any rights, powers or remedies that the Holder may have under or in respect of this Note. Without limiting clause (iv) above, nothing in this Note or otherwise shall confer upon the Participant any rights with respect to the administration, waiver, amendment, collection and enforcement of, compliance with and consent to the terms and provisions of this Note and any other Investment Document, and the Holder shall retain all such rights.
     11. Loss, Theft, Destruction or Mutilation of this Note. Upon receipt of evidence reasonably satisfactory to the Parent of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity agreement or other indemnity reasonably satisfactory to the Parent or, in the case of any such mutilation, upon surrender and cancellation of such mutilated Note, the Companies shall issue and deliver within three (3) Business Days a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.
     12. Costs of Collection. The Companies agree to pay to the Holder on demand all fees, costs and expenses of every type and nature (including all fees and expenses of attorneys, accountants and other experts and all due diligence, collateral review, appraisal, search, filing and recording fees and expenses) which are expended or incurred by or on behalf of the Holder in connection with (a) the administration of the Investment Documents or the collection and enforcement of the Obligations, whether or not any action, suit or other proceeding is commenced; (b) any actions for declaratory relief in any way related to the Obligations; (c) the protection or preservation of any rights, powers or remedies of the Holder under this Note or any other Investment Document; (d) any actions taken by the Holder in negotiating any amendment, waiver, consent or release of or under this Note or any other Investment Document; (e) any actions taken in reviewing the Company Parties’ financial affairs, which actions shall include (i) inspecting the facilities of any Company Party or conducting audits or appraisals of the financial condition of any Company Party; (ii) having an accounting or other firm selected by the Holder review the books and records of any Company Party and perform a thorough and complete examination thereof; (iii) interviewing the Companies’ employees, attorneys, accountants, customers and any other Persons related to the Company Parties which the Holder believes may have relevant information concerning the business, condition (financial or otherwise), results of operations or prospects of any of the Company Parties, provided, however, that the Company Parties shall not be required to produce or disclose information subject to the “attorney-client” privilege or any other privilege provided under Applicable Law unless waived by the applicable Company Party; and (iv) undertaking any other action which the Holder believes is necessary to assess accurately the financial condition and prospects of the Company Parties; (f) any refinancing, restructuring (whether in the nature of a “work out” or otherwise), bankruptcy or insolvency proceeding involving any Company Party or Affiliate thereof, including any refinancing or restructuring of, this Note or any other Investment Documents; (g) any actions taken to verify, maintain, perfect and protect any Lien granted to the Holder by any Company Party or any other Person under the Investment Documents; (h) any effort by the Holder to protect, audit, assemble, complete, collect, sell, liquidate or otherwise dispose of any collateral, including in connection with any case under Bankruptcy

Laws; or (i) having counsel advise the Holder as to its rights and responsibilities, the perfection, protection or preservation of rights or interests under the Investment Documents, with respect to negotiations with any Company Party or its Affiliates or with other creditors of any Company Party or with respect to any proceeding under any Bankruptcy Law. The Companies hereby consent to the taking of the foregoing actions by the Holder without conditions or restrictions.
     13. Extension of Time. The Holder may, at its sole option, extend the time for payment of this Note, postpone the enforcement hereof, or grant any other indulgence without affecting or diminishing the Holder’s right to full recourse against the Companies hereunder, which right is expressly reserved.
     14. Notations. Before disposing of this Note or any portion thereof, the Holder may make a notation thereon (or on a schedule attached thereto) of the amount of all principal payments previously made by the Companies with respect thereto.
     15. Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
     16. WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE COMPANIES AND THE HOLDER WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE COMPANIES AND THE HOLDER DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, AND UNDERSTANDING THEY ARE WAIVING A CONSTITUTIONAL RIGHT, THE COMPANIES AND THE HOLDER (BY ACCEPTANCE HEREOF) WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO, THIS NOTE OR THE TRANSACTIONS COMPLETED HEREBY.
     17. JUDICIAL REFEREE. IN THE EVENT THE WAIVER PROVIDED IN SECTION 16 IS DEEMED INEFFECTIVE, TO GIVE EFFECT TO THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE OR RETIRED JUDGE APPLY THE APPLICABLE LAW, THE PARTIES AGREE TO REFER, FOR A COMPLETE AND FINAL ADJUDICATION, ANY AND ALL ISSUES OF FACT OR LAW INVOLVED IN ANY LITIGATION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ALL DISCOVERY AND LAW AND MOTION MATTERS, PRETRIAL

MOTIONS, TRIAL MATTERS AND POST-TRIAL MOTIONS (E.G. MOTIONS FOR RECONSIDERATION, NEW TRIAL AND TO TAX COSTS, ATTORNEY FEES AND PREJUDGMENT INTEREST)) UP TO AND INCLUDING FINAL JUDGMENT, BROUGHT TO RESOLVE ANY DISPUTE (WHETHER SOUNDING IN CONTRACT, TORT, UNDER ANY STATUTE OR OTHERWISE) BETWEEN AND AMONG ANY OF THE PARTIES HERETO, TO A JUDICIAL REFEREE WHO SHALL BE APPOINTED UNDER A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638. THE REFEREE’S DECISION WOULD STAND AS THE DECISION OF THE COURT, WITH JUDGMENT TO BE ENTERED ON HIS/HER STATEMENT OF DECISION IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE PARTIES HERETO SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE WITH AT LEAST FIVE YEARS OF JUDICIAL EXPERIENCE IN CIVIL MATTERS. IN THE EVENT THAT THE PARTIES HERETO CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE HOLDER (TOGETHER WITH ALL OTHER HOLDERS OF ANY NOTES, IF ANY), ON THE ONE HAND, AND THE COMPANIES, ON THE OTHER HAND, SHALL EQUALLY BEAR THE FEES AND EXPENSES OF THE REFEREE (50% BY THE HOLDER (OR HOLDERS) AND 50% BY THE COMPANIES) UNLESS THE REFEREE OTHERWISE PROVIDES IN THE STATEMENT OF DECISION.

     IN WITNESS WHEREOF, the Companies have caused this Note to be executed and delivered by its duly authorized representatives on the date first above written.

BUTLER INTERNATIONAL INC., a Maryland corporation
By:
Name:
Title:

BUTLER SERVICE GROUP, INC., a New Jersey corporation
By:
Name:
Title:

BUTLER PUBLISHING, INC., a Delaware corporation
By:
Name:
Title:

BUTLER TELECOM, INC., a Delaware corporation
By:
Name:
Title:

BUTLER SERVICES, INC., a Delaware corporation
By:
Name:
Title:

BUTLER UTILITY SERVICE, INC., a Delaware corporation
By:
Name:
Title:

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